RATIO OF EARNINGS TO FIXED CHARGES                                    EXHIBIT 12
--------------------------------------------------------------------------------

(in thousands                                           Six months ended
                                                            June 30,                     Years ended December 31,
                                                         2002      2001       2001       2000      1999       1998        1997
--------------------------------------------------------------------------------------------------------------------------------
EARNINGS AS DEFINED:
Earnings from operations before income
   taxes after eliminating undistributed
   earnings of 20%- to 50%-owned affiliates           $110,456   $201,334   $266,040   $279,478   $255,247   $229,611   $284,800
Fixed charges excluding capitalized interest
   and preferred stock dividends of
   majority-owned subsidiary companies                  16,348     26,035     44,791     58,361     50,668     52,113     22,618
--------------------------------------------------------------------------------------------------------------------------------

Earnings as defined                                   $126,804   $227,369   $310,831   $337,839   $305,915   $281,724   $307,418
--------------------------------------------------------------------------------------------------------------------------------

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of
     debt issue costs                                 $ 13,221   $ 23,320   $ 39,197   $ 51,934   $ 45,219   $ 47,108   $ 18,543
Interest capitalized                                       344        412        730        206        356        341      1,193
Portion of rental expense representative
     of the interest factor                              3,127      2,715      5,594      6,427      5,449      5,005      4,075
Preferred stock dividends of majority-owned
     subsidiary companies                                   40         40         80         80         80         80         80
--------------------------------------------------------------------------------------------------------------------------------

Fixed charges as defined                              $ 16,732   $ 26,487   $ 45,601   $ 58,647   $ 51,104   $ 52,534   $ 23,891
--------------------------------------------------------------------------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES                        7.58       8.58       6.82       5.76       5.99       5.36      12.87
--------------------------------------------------------------------------------------------------------------------------------